Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Avalon GloboCare Corp. (the “Company”) on Form S-3 (File No. 333-229118) of our report dated March 26, 2019 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2018 and 2017, and for each of the two years in the period ended December 31, 2018, which report is included in the December 31, 2018 Annual Report on Form 10-K of the Company filed with the Securities and Exchange Commission. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY
March 26, 2019